Exhibit h4

ARTIO SELECT OPPORTUNTIES FUND INC.
AMENDMENT TO THE AMENDED AND RESTATED
TRANSFER AGENT SERVICING AGREEMENT

          THIS AMENDMENT, dated as of the 18th day of October, 2012, to the Amended and Restated Transfer Agent Servicing Agreement, originally made and entered into as of July 1, 2004, and amended and restated as of July 1, 2009 and June 14, 2010, (the “Agreement”), is entered into by and between ARTIO SELECT OPPORTUNITIES FUND INC. f/k/a ARTIO GLOBAL EQUITY FUND INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

          WHEREAS, the parties have entered into the Agreement; and

          WHEREAS, the parties desire to amend the Agreement; and

          WHEREAS, Section 9 of the Agreement allows for an amendment by a written instrument executed by both parties.

          NOW, THEREFORE, the parties agree as follows:

Effective July 27, 2012, Artio Global Equity Fund Inc. became known as Artio Select Opportunities Fund Inc. Accordingly, all references to the Artio Global Equity Fund Inc. in the Agreement shall be replaced with Artio Select Opportunities Fund Inc.

Exhibit E, the list of duties to oversee the various intermediaries that transact in Fund shares, is hereby added to the Agreement and is attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARTIO SELECT OPPORTUNITIES FUND INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Timothy Clemens; /s/ Alex Bogaenko	By:	/s/ Michael R. McVoy

Printed Name: Timothy Clemens; Alex Bogaenko		Printed Name: Michael R. McVoy

Title: Chief Financial Officer; Treasurer		Title: Executive Vice President

8/01/12 – Artio Select	1

Exhibit h4

Exhibit E to the Amended and Restated Transfer Agent Servicing Agreement

Additional Duties of USBFS

USBFS agrees to work together with Artio Global Management LLC (“Artio Global”), the adviser for the Artio Select Opportunities Fund in overseeing the various intermediaries that transact in Fund shares.

USBFS agrees to collaborate with Artio Global to:

•	identify intermediary accounts including, but not limited to broker-dealer, bank/trust and qualified plan recordkeepers;
•

communicate with intermediaries to solicit information and/or documentation such as dealer reclaims for monies due the funds, 12b-1 payment information, due diligence support (i.e., SSAE 16 among others items);

•	report to and communicate with Artio Global about the status of new intermediary accounts;
•	identify any suspicious activity and, where required, file SAR-SF with the Financial Crimes Enforcement Network;
•	identify any new entity account that may require a servicing or other type of agreement;
•	communicate with intermediaries to collect monies due, or to inquire into any trade issues.

8/01/12 – Artio Select	2